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Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Bellatrix Exploration Ltd.

We consent to the use of our audit report dated March 15, 2016, on the consolidated financial statements of Bellatrix Exploration Ltd., which comprise the consolidated balance sheets as at December 31, 2015 and December 31, 2014, the consolidated statements of comprehensive income (loss), cash flow and shareholders' equity for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and on the effectiveness of internal control over financial reporting, which are incorporated by reference herein.

/s/ KPMG LLP
Chartered Professional Accountants

May 19, 2016
Calgary, Canada

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  Exhibit 5.1
Consent of Independent Registered Public Accounting Firm